UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2006
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The following is a prepared statement given by Chairman James W. Owens at the 2006 Annual Stockholders' meeting held June 14, 2006. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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2006 Annual Meeting of Stockholders

With the conclusion of the business meeting portion of the day’s schedule, I’d like once again to welcome you to Caterpillar’s 2006 Annual Meeting of Stockholders. I appreciate your interest and want to thank you for making the decision to invest in our company.

Before I begin this afternoon’s presentation, let me call your attention to this safe harbor statement and remind you that much of what we’ll discuss today is forward-looking.

Let’s start with a brief look back at 2005 — certainly an exciting year of growth and profitability for Caterpillar. We continued to achieve positive financial results and attractive returns for our stockholders in an environment conducive to industry growth and higher sales.

At the same time, we also introduced and began executing a new enterprise strategy — the first in a series of three five-year strategic plans that will lead us toward our Vision 2020. I’ll talk more about that strategy and Our Values in Action in a few minutes.

First, let’s review our financial results. You can see that 2005 was our second consecutive record year for both sales and profits. Our sales and revenues were up 20 percent over 2004, topping $36 billion. Earnings of $2.85 billion were up 40 percent and reached $4.04 per share.

Turning to our outlook, prospects for continued strong results are promising. In the outlook included in our first quarter 2006 earnings release, we projected sales and revenues of about $40 billion for 2006. While we’re not updating our corporate outlook at this time, that would have our company nearly doubling in size in just three years. And with that earnings announcement — the best first quarter in company history — we also raised our earnings per share outlook for the year to a range of $4.85 to $5.20.

Looking back over time, you can see that our performance has been on a significant upward trend since hitting a plateau around $10 billion in sales and revenues in the early 1990s. Between 1990 and 2006, our compound annual growth rate for sales and revenues is 8.1 percent. For earnings per share, between 1993 and 2006, it’s 15.2 percent.

Certainly, we have strong economic winds at our backs. 2004 was the world economy’s best year in more than two decades. While growth slowed somewhat in 2005, it was still an excellent year, and we expect about the same in 2006. In the U.S., we’re predicting GDP growth of 3.2 percent, and growth in other industrial countries looks set to improve as well. But the star performers are the developing nations. Most have brought inflation under control; local interest rates are the lowest in years, and exports are competitive. Increases in energy and metals prices and output have provided huge benefits.

China’s growing importance is well known. With four years of more than 9 percent growth, it has become the world’s largest consumer or producer of many products. But the developing economy story extends far beyond China. Take India. Its population is just short of China’s, and it is growing rapidly too — completing three years of more than 7 percent annual economic growth. Russia and other countries in the former Soviet Union are improving their economic policies, and the worldwide surge in energy and metals prices continues to support growth. Southeast Asia, Africa and the Middle East, and Latin America are having their best periods of growth since the 1970s.

Such good times lead some to say a collapse or retrenchment is inevitable. But I believe today’s successes are the result of solid underlying factors. My optimism rests on three primary factors:

One, well into the third year of expansion, inflation is not a significant concern. Core inflation has been remarkably low in most industrial countries for a decade. And the longest surge in commodity prices in almost 30 years hasn’t created a problem because wage increases, a key inflation driver, are offset by productivity gains.

Two, interest rates reflect the low inflation environment, tumbling to their lowest levels in decades. Even with recent increases, rates remain well below what they were at this stage of the last business cycle. Prolonged periods of low interest rates have historically meant faster economic growth — a big positive for our business.

And three, with incomes and corporate profits rising, the world can afford to invest in infrastructure and commercial and industrial capacity. In the 1980s and 90s, inflation and real interest rates were high, leading to several extended downturns. To cope, businesses and governments underinvested in construction, and that’s coming back to haunt us now. Traffic jams create pollution and waste fuel. Port crowding ties up ships and forces shippers to use longer alternate routes. Many commodity-producing countries are having trouble moving goods due to insufficient rail, road, and port capacity. Our growing world economy can no longer tolerate the costs of inadequate infrastructure.

I’m pleased to see corrective action is beginning to take place. Passage of new highway legislation in the U.S. last year will encourage investment in our road network.

A good portion of the increased investment in global mining will go to upgrade supporting infrastructure. And the huge windfall gains from higher energy and metals prices in developing countries will also fund infrastructure improvements.

Overall, we’re three years into a period of solid growth in many of the industries we serve — global mining, global energy, and infrastructure development in particular. And the future looks very strong in each industry.

Caterpillar’s growth continues to translate into positive results for all our stakeholders. Our record profits and strong cash flow have enabled us to reinvest in the business, improve funding of employee benefit plans, and reward our stockholders.

In 2005, we focused on growing the business by reinvesting $1.2 billion in capital expenditures. We recently announced the acquisition of Progress Rail, an aftermarket supplier to the rail industry and a great fit for Caterpillar.

For our employees, we improved the already well-funded status of our pension plans by contributing $912 million in 2005.

And for stockholders, we increased the dividend 22 percent in 2005. And this morning, the board approved an increase in the quarterly dividend to 30 cents — a 20 percent increase. You can see our dividend history here — and I am proud to say that during this period our dividend has increased over 200 percent. Our stock has also split twice in the last 10 years, in July 1997 and July 2005.

Positioning Caterpillar for strong future growth is our new enterprise strategy — the first in a series of three five-year plans leading to our Vision 2020. It was introduced in October 2005 and includes specific goals in the areas of people, product and process performance, and profitable growth.

While not a dramatic shift in direction, the new strategy does set aggressive targets, particularly in the areas of employee safety, product quality, and customer order-to-deliver capability.

It also puts a strong focus on alignment and execution across all 30 of our business units. Our 22 autonomous profit centers, supported by eight service center units, are all driving for solid leadership positions in their respective markets and product lines. This organizational structure encourages the entrepreneurial zeal that will ensure our continued success in the global marketplace.

Based on our leadership team’s and employees’ enthusiastic response to the roll-out of our new strategy, I am confident in our ability to deliver on our financial goals if the projected market environment materializes.

At the foundation of our strategy is Our Values in Action, the update to our Worldwide Code of Conduct. The Code was first published in 1974, and this updated version now clearly defines the values and behaviors that have made us successful for 80 years — and will drive our success in the future.

Integrity, excellence, teamwork, and commitment are an expression of our heritage and culture. They set global standards and expectations for our behavior — the way we treat one another and everyone with whom we come in contact in our business.

These values are what you can expect from all of us at Caterpillar — starting at the highest levels, with our board and officers. I am proud to report that Caterpillar is recognized as a leader in corporate governance. According to Institutional Shareholder Services’ ratings, we consistently outperform other companies in both the capital goods industry and the S&P 500 index. In February, we were named one of Institutional Investor magazine’s “most shareholder-friendly companies.”

As you know, with the exception of myself as chairman and CEO, our board is composed entirely of independent directors, and earlier this year we designated a “presiding director.” We also named a Chief Ethics & Compliance Officer and a Director of Sustainability. Our commitment to honest, ethical, sustainable performance is strong.

So is our commitment to sustainable development. This year, for the first time, we published a sustainability report in conjunction with our annual report. Its publication was an important milestone for several reasons:

First, it clearly defines what sustainable development means to Caterpillar, serving as an important tool for educating employees, dealers, customers, suppliers, and others about why sustainable development is a key strategic issue.

Enabling development is at the heart of our business, and we are excited by the business opportunities that supporting sustainable development presents. We are implementing a comprehensive, coherent strategy to leverage core strengths, technologies, capabilities, and experiences to pursue sustainable development as a driver of profitable growth. Remanufacturing and clean diesel technology are just two examples.

Second, the report publicly documents our progress and accomplishments in a number of areas — including customer education, product emissions, remanufacturing, environmental impact, strategic philanthropy, and more.

Some have criticized us for not doing more in terms of sustainable development, and many of these criticisms have come because we haven’t done a thorough job of telling our story. This report goes a long way toward addressing that issue.

Third, the report honestly describes the challenges we face and lays out some bold goals for the future, including specific metrics and targets for 2010. Never before have we been so open about our challenges and future plans. Doing so will help us gain credibility externally and inspire us internally to achieve the goals we have identified.

Fourth, it has helped us establish relationships with key external stakeholders. Fifteen advisors from academia, business, government, and non-governmental organizations provided input and guidance throughout the development of the report and challenged us to think critically about the topics and content we included. External stakeholders provide a unique perspective and valuable insights that can help us as we learn to pursue development in new and more sustainable ways.

If you haven’t had a chance to look at our sustainability report, we have copies available. I encourage you to read it and learn how Caterpillar — together with our dealers, customers, and other stakeholders — can make the intelligent choices that will drive the growth of our business and help create a more sustainable world.

With our new strategy and values in place, I am increasingly confident in Caterpillar’s future.

•	Overall, our product line remains the global leader, number one or two in virtually every market we serve.

•	Our brands are strong and recognized worldwide as the highest in customer value.

•	Our global manufacturing footprint is well established, with a highly integrated supply chain.

•	Our distribution, sales, rental, and product support capabilities are stronger than any competitor, delivering a terrific value proposition to our demanding customer base.

•	Our service businesses are growing at a record pace.

•	Our investments in product technology are increasing.

•	And Cat employees are the best and most experienced in the business.

That’s why I’m so excited about our company’s future. We have embarked on the “good to great” journey. We are committed to taking what is a very good company today and making it better, because we know what all our stakeholders expect — and deserve — is an even better Caterpillar tomorrow.

With that, I’d like to say thank you once again for your interest in Caterpillar and for being here with us today. We’ll now begin the question-and-answer period.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

June 14, 2006	By:	/s/James B. Buda

James B. Buda
Vice President